Exhibit 99.1

For Immediate Release

Investor Contact:	Media Contact:
Inspire Pharmaceuticals, Inc.	BMC Communications
Jenny Kobin	Dan Budwick
VP, Investor Relations and Corporate Communications	(973) 271-6085
(919) 941-9777, Extension 219

INSPIRE ANNOUNCES ISSUANCE OF PATENT FOR ELESTAT®

DURHAM, NC - October 15, 2008 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today that the U.S. Patent and Trademark Office has issued a method of treatment patent related to Elestat® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis. This patent, U.S. Patent No. 7,429,602, entitled “Treating Conjunctivitis by Administering an Epinastine Solution to the Conjunctiva,” was issued to Boehringer Ingelheim International GmbH, the developer of the invention, and expires on November 29, 2020.

Elestat, a topical antihistamine with mast cell stabilizing and anti-inflammatory activity, is licensed from Boehringer Ingelheim and was developed by Allergan, Inc. for the relief of ocular itching associated with ocular allergies. Following the approval of the drug in 2003, Allergan entered into a co-promotion agreement with Inspire pursuant to which Inspire obtained the primary responsibility for selling, promotional and marketing activities in the United States related to Elestat.

Christy L. Shaffer, Ph.D., President and Chief Executive Officer of Inspire, said, “As Elestat is an important product for Inspire, we are pleased to have patent coverage for Elestat that extends beyond the exclusivity period granted under the Hatch-Waxman Act. We look forward to continuing our promotion of Elestat.”

About Elestat®

Elestat® (epinastine HCl ophthalmic solution) 0.05% provides fast-acting, long-lasting relief of ocular itching and is soothing to the eyes. Elestat is a mast cell stabilizer, a potent antihistamine and the only product with labeling that cites activity at both the H1 and H2 receptors. Elestat ophthalmic solution is indicated for the prevention of ocular itching associated with allergic conjunctivitis. The most frequently reported ocular adverse events occurring in approximately 1% to 10% of patients were burning sensation in the eye, folliculosis, hyperemia and pruritis. The most frequently reported nonocular adverse events were infection (cold symptoms and upper respiratory infections), seen in approximately 10% of patients, and headache, rhinitis, sinusitis, increased cough and pharyngitis seen in approximately 1% to 3% of patients. Some of these events were similar to the underlying disease being studied. Patients should be advised not to wear a contact lens if their eye is red.

4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products for ophthalmic and pulmonary diseases. Inspire is currently developing products for dry eye, cystic fibrosis and glaucoma. Inspire employs a U.S. sales force for the promotion of AzaSite® (azithromycin ophthalmic solution) 1% for bacterial conjunctivitis, Elestat® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis and Restasis® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. Elestat and Restasis are registered trademarks owned by Allergan, Inc. AzaSite is a registered trademark owned by InSite Vision Incorporated. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurance can be made with respect to the scope or duration of the patent coverage relating to Elestat or the length of time that Inspire will continue to promote Elestat. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, intellectual property rights, adverse litigation developments, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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4222 Emperor Boulevard, Suite 200 — Durham, North Carolina 27703

Telephone 919.941.9777 — Fax 919.941.9797